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                                                                       Exhibit F

June 29, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D. C. 20549

                                  Re:      Conectiv
                                           SEC File No. 70-9655

Dear Sir or Madam:

         I have acted as counsel to Conectiv, a Delaware corporation ("Conectiv") in connection with the Application/Declaration on Form U-1 (File No. 70-9655) filed with the Securities and Exchange Commission ("Commission") pursuant to the Public Utility Holding Company Act of 1935, as amended (the "Act"), jointly by Conectiv and 1) two currently active utility subsidiaries (Delmarva Power & Light Company ("DPL") and Atlantic City Electric Company ("ACE")), 2) two inactive subsidiaries of DPL and ACE (Conectiv Delmarva Generation, Inc. ("CDG") and Conectiv Atlantic Generation, Inc. ("CAG")) to which DPL and ACE will each contribute generating assets and which will therefore be utilities for purposes of the Act until such time as the subsidiaries qualify as exempt wholesale generators ("EWGs"), and 3) an indirect subsidiary utility holding company, ACE REIT, Inc. ("ACE-REIT") and a direct subsidiary utility holding company, Conectiv Energy Holding Company ("CEH") (each an "Applicant" and collectively the "Applicants"), as previously amended by pre-effective Amendments Nos. 1, 2 and 3 previously filed and pre-effective Amendment No. 4 filed herewith. The Application/Declaration as so amended is hereinafter referred to as the "Application."

         By the Application, Applicants request authorizations necessary to accomplish the following:

1. A capital contribution of certain generating utility assets by Delmarva to CDG;

2. A capital contribution of certain generating utility assets by ACE to CAG and the contribution by ACE of the ownership interest in CAG to ACE-REIT, establishing ACE-REIT as a Delaware holding company;

3. The acquisition by each of CDG and CAG of the generating assets being contributed to them;

4. Dividends out of capital or unearned surplus by ACE to Conectiv of the stock of ACE-REIT and by Delmarva to Conectiv of the stock of CDG;
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5.   Creation of CEH, the issuance of stock by CEH to Conectiv, and the contribution to CEH by Conectiv of the CDG and ACE-REIT stock;

6. For ongoing financing, authority for CEH to issue securities to Conectiv and for Conectiv to acquire the securities and for CEH to indemnify its subsidiaries;

7. Authority for CDG, CAG, and ACE-REIT to issue securities to CEH or Conectiv, for CEH and Conectiv to acquire the securities for the purpose of financing the business of the subsidiaries of CEH and for CDG, CAG, ACE-REIT and CEH to participate in the Conectiv System Money Pool; and

8. Authority for the acquisition by CDG of utility assets pursuant to a like-kind exchange if, at that time of the purchase of the assets, CDG is not an EWG.

The foregoing transactions are hereinafter referred to as the "Proposed Transactions."

         I am a member of the bar of the State of Delaware, the state in which all of the Applicants except ACE are incorporated or qualified to do business. I am also a member of the bar of the Commonwealth of Virginia, a state in which DPL is also incorporated. I am not a member of the bar of the State of New Jersey (in which ACE is incorporated); nor am I a member of the bar of the Commonwealth of Pennsylvania where certain of the assets to be transferred by Delmarva to CDG are located. I do not hold myself out as an expert in the laws of any state other than Delaware and Virginia. For purposes of this opinion, to the extent I deemed necessary, I have relied on advice from counsel employed or retained by Conectiv who are a member of the bar of the State of New Jersey and a member of the bar of the Commonwealth of Pennsylvania.

         In connection with this opinion, I or attorneys in whom I have confidence have examined originals or copies, certified or otherwise identified to my satisfaction, of such records of Conectiv and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions set forth herein. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, I have relied, when relevant facts were not independently established, upon statements contained in the Application.

         The opinions expressed below in respect of the Proposed Transactions are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

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         (a) The issuance of securities shall have been duly authorized and approved, to the extent required by the governing documents and applicable state laws, by the Boards of Directors of Applicants and any consideration to be received in exchange for issuance of the securities as provided in such resolutions of the Board of Directors shall have been received and the securities properly executed and issued as provided in said resolutions of the Board of Directors; and

         (b) The Commission shall have duly entered an appropriate order or orders granting and permitting the Application to become effective under the Act and the rules and regulations thereunder and the Proposed Transactions are consummated in accordance with Application as amended by the Amendments; and

         (c) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

Based on the foregoing, and subject to the assumptions and conditions set forth herein, I am of the opinion that, in the event the Proposed Transactions are consummated in accordance with the Application:

         1. All state laws applicable to the Proposed Transactions will have been complied with;

         2. CEH, CDG, CAG and ACE-REIT are duly formed or incorporated under the laws of the State of Delaware and any equity security to be issued by any of the foregoing shall be fully paid and nonassessable and the holder thereof (Conectiv or CEH) shall be entitled to the rights and privileges appertaining to said securities as set forth in the charter or other document defining such rights and privileges; and

         3. Any debt security issued by CEH, CDG, CAG or ACE-REIT will be a valid and binding obligation of the issuer in accordance with its terms, except to the extent such enforceability may be limited (i) by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally or (ii) by applicable principles of equity (regardless of whether such enforceability is sought in a proceeding at law or in equity); and

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         4.   Conectiv will have legally acquired the stock and any debt securities to be issued by CEH, CEH will have legally acquired the common stock or any debt securities to be issued by CDG, CAG or ACE-REIT, and ACE-REIT will have legally acquired the equity securities or any debt securities to be issued by CAG; and

         5. The consummation of the Proposed Transactions will not violate the legal rights of the holders of any securities issued by any Applicant or any associate company thereof.

         I hereby consent to the use of this opinion in connection with the Application.


                                        Very truly yours,




                                        Peter F. Clark




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